Exhibit 99.1

Tecnoglass Reports First Quarter 2024 Results

- Revenue of $192.6 Million -

- Net Income of $29.7 Million, or $0.63 Per Diluted Share -

- Adjusted Net Income1 of $30.9 Million, or $0.66 Per Diluted Share -

- Adjusted EBITDA1 of $51.0 Million, Representing 26.5% of Revenues -

- Strong Cash Flow from Operations of $33.4 Million, Representing 65% of Adjusted EBITDA1 -

- All Time Record Low Net Leverage Ratio of 0.1x at Quarter End -

- Backlog Continues Record Trajectory, Expanding 18% Year-Over-Year to $916 Million -

- Single Family Residential Orders at All-Time Record Level for March and April, Up Over 20% Compared to January and February and Up Over 12% Year over Year -

- Strong Vinyl Product Quoting Activity During the Quarter, Ahead of Internal Projections -

- Provides Full Year 2024 Outlook Scenarios -

Miami, FL – May 9, 2024 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the first quarter ended March 31, 2024.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I am proud of our team’s resilience to start off 2024. In light of macroeconomic challenges, we maintained a steady course with our multi-family/commercial business executing against our record backlog while our single-family residential sales channel experienced inflationary constraints on consumer spending. That said, we were highly encouraged to see record levels of single-family residential orders during March and April, which we believe signals a positive shift in demand as we move into the second quarter. Our strategic emphasis on working capital efficiency has resulted in strong free cash flow generation, despite challenges in year-over-year margins caused by lower operating leverage, a negative foreign exchange impact and unfavorable revenue mix from increased installation and stand-alone product sales. Despite general macro headwinds, we continue to see a strong book to build, with backlog hitting an all-time high once again, now building visibility well into 2025. We remain optimistic on the strength of our business, bolstered by vigorous quoting activity for our innovative vinyl windows and other offerings, strong customer partnerships, and substantial opportunities for geographic expansion in 2024 and beyond.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our performance in the first quarter reflects our adaptability amidst a dynamic operating landscape. We ended the quarter with another record multi-year backlog of $916 million, reflecting an expanding pipeline for multi-family/commercial projects into 2025. Customer interest in our vinyl products continues to look very encouraging based on quoting activity, and we are on track for deliveries to increase in the second half of 2024. Our strong backlog, strategic investments to broaden our product portfolio, and our best-in-class manufacturing capabilities give us confidence in our ability to drive further value creation in our business as we move forward.”

First Quarter 2024 Results

Total revenues for the first quarter of 2024 decreased 4.9% to $192.6 million compared to $202.6 million in the prior year quarter. Commercial revenues were up slightly, in line with scheduled project deliveries. Lower single-family residential revenues were impacted by slower activity resulting from end consumers experiencing higher interest rates and mortgage rates. Changes in foreign currency exchange rates had an adverse impact of $0.9 million on total revenues in the quarter.

Gross profit for the first quarter of 2024 was $74.7 million, representing a 38.8% gross margin, compared to gross profit of $107.8 million, representing a 53.2% gross margin, in the prior year quarter. The year-over-year change in gross margin reflected an unfavorable foreign exchange impact of nearly 800 basis points, reduced operating leverage on lower revenues, promotional activity on single-family residential products and an increased mix of installation and stand-alone product sales during the quarter partially related to the step down in single family activity during the period. Similar to the fourth quarter of 2023, margins were impacted by a cash effect of a strong Colombian Peso revaluation of approximately 18% year-over-year, and also by a non-cash effect related to an inventory mark-up associated with the valuation of inventory from when it was purchased in the fourth quarter of 2023 to when it was sold in the first quarter of 2024. The non-cash portion of the unfavorable currency effect during the quarter contrasted with a positive effect during the first quarter of 2023 and is related to the accounting of inventories in Pesos as the functional currency. On a sequential basis, gross margin compared to 42.6% in the fourth quarter of 2023 and was also impacted by a sequential Peso revaluation of approximately 5%.

Selling, general and administrative expense (“SG&A”) was $33.6 million for the first quarter of 2024 compared to $34.1 million in the prior year quarter, with the decrease primarily attributable to lower shipping and commission expenses, partially offset by higher personnel expenses given overall salary adjustments taking place at the beginning of the year. As a percent of total revenues, SG&A was 17.5% for the first quarter of 2024 compared to 16.8% in the prior year quarter, primarily due to lower revenues.

Net income was $29.7 million, or $0.63 per diluted share, in the first quarter of 2024 compared to net income of $48.2 million, or $1.01 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $0.2 million in the first quarter of 2024 and a $1.1 million loss in the first quarter of 2023. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $30.9 million, or $0.66 per diluted share, in the first quarter of 2024 compared to adjusted net income of $51.5 million, or $1.08 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $51.0 million, or 26.5% of total revenues, in the first quarter of 2024, compared to $85.8 million, or 42.4% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin as well as lower year-over-year revenues. Adjusted EBITDA1 included a $0.8 million contribution from the Company’s joint venture with Saint-Gobain, compared to $1.5 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the first quarter of 2024 was $33.4 million, primarily driven by a reduction in working capital. Capital expenditures of $9.9 million in the quarter included payments for previously purchased land for future potential capacity expansion, along with the amortization of a portion of previously disclosed investments in facilities and operational infrastructure.

During the quarter, the Company returned capital to shareholders through the payment of $4.2 million in cash dividends, which was subsequently increased by over 20% from the prior year quarter. Additionally, the Company has approximately $26 million remaining under the current share repurchasing program.

The Company ended the first quarter of 2024 with total liquidity of approximately $306.0 million, including $135.9 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Given the Company’s strong cash generation, net debt leverage was a record low level of 0.1x net debt to LTM Adjusted EBITDA1, compared to 0.1x in the prior year.

Full Year 2024 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We continue to anticipate growth in revenue for the full year and are introducing a range of scenarios based on market and company specific dynamics relevant to our outlook. Our base case scenario projects full year revenue of $875 million and Adjusted EBITDA of $267 million, within downside and upside scenarios that assume revenue growth of 2% and 9%, respectively, producing Adjusting EBITDA margins of 29% and 31%, respectively. These scenarios consider a variety of factors including the durability of the recent surge in our single-family residential product orders as the year progresses, an expected increase in vinyl sales, an increased mix of revenues from installation and stand-alone product sales, less volatile FX rates since the beginning of 2024, the timely execution of our multi-family/commercial backlog and a range of outcomes for U.S. federal interest rate decisions through year end. All three scenarios assume healthy growth in free cash flow year-over-year. We remain optimistic about the strength of our business, underpinned by a growing backlog and promising vinyl window demand, which we believe will drive market share expansion and further value creation.”

Webcast and Conference Call

Management will host a webcast and conference call on May 9, 2024, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-826-3035 (domestic) or 1-412-317-5195 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2024 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10188243.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$135,881	$129,508
Investments	2,897	2,907
Trade accounts receivable, net	170,591	166,498
Due from related parties	1,608	1,387
Inventories	144,212	159,070
Contract assets – current portion	20,982	17,800
Other current assets	73,474	58,590
Total current assets	$549,645	$535,760
Long-term assets:
Property, plant and equipment, net	$329,238	$324,591
Deferred income taxes	266	169
Contract assets – non-current	8,169	8,797
Intangible assets	3,311	3,475
Goodwill	23,561	23,561
Long-term investments	61,616	60,570
Other long-term assets	5,764	5,794
Total long-term assets	431,925	426,957
Total assets	$981,570	$962,717
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$3,338	$7,002
Trade accounts payable and accrued expenses	79,180	82,784
Due to related parties	8,406	7,498
Dividends payable	5,196	4,265
Contract liability – current portion	71,928	72,543
Other current liabilities	67,613	61,794
Total current liabilities	$235,661	$235,886
Long-term liabilities:
Deferred income taxes	$17,695	$15,793
Contract liability – non-current	-	14
Long-term debt	154,567	163,004
Total long-term liabilities	172,262	178,811
Total liabilities	$407,923	$414,697
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,996,708 and 46,996,708 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	192,385	192,385
Retained earnings	424,596	400,035
Accumulated other comprehensive loss	(44,797)	(45,863)
Total shareholders’ equity	573,647	548,020
Total liabilities and shareholders’ equity	$981,570	$962,717

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2024	2023
Operating revenues:
External customers	$192,089	$202,306
Related parties	538	333
Total operating revenues	192,627	202,639
Cost of sales	(117,967)	(94,884)
Gross profit	74,660	107,755
Operating expenses:
Selling expense	(17,583)	(16,320)
General and administrative expense	(16,055)	(17,755)
Total operating expenses	(33,638)	(34,075)
Operating income	41,022	73,680
Non-operating income, net	1,080	1,287
Equity method income	1,046	1,449
Foreign currency transactions (loss) gains	(153)	(1,100)
Interest expense and deferred cost of financing	(2,106)	(2,273)
Income before taxes	40,889	73,043
Income tax provision	(11,159)	(24,671)
Net income	$29,730	$48,372
Income attributable to non-controlling interest	-	(137)
Income attributable to parent	$29,730	$48,235
Basic income per share	$0.63	$1.01
Diluted income per share	$0.63	1.01
Basic weighted average common shares outstanding	46,996,708	47,674,773
Diluted weighted average common shares outstanding	46,996,708	47,674,773
Other comprehensive income:
Foreign currency translation adjustments	30	7,811
Change in fair value of derivative contracts	1,036	(1,837)
Other comprehensive income	1,066	5,974
Total comprehensive income	$30,796	$54,346
Comprehensive loss attributable to non-controlling interest	-	(137)
Total comprehensive income attributable to parent	$30,796	$54,209

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$29,730	$48,372
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	125	914
Depreciation and amortization	6,313	4,767
Deferred income taxes	3,518	156
Equity method income	(1,046)	(1,449)
Realized gain on derivative instruments	-	(1,951)
Deferred cost of financing	322	312
Other non-cash adjustments	3	(16)
Unrealized currency translation (gains) loss	(4,227)	410
Changes in operating assets and liabilities:
Trade accounts receivable	3,840	(8,644)
Inventories	13,737	(13,048)
Prepaid expenses	(300)	(864)
Other assets	(9,250)	(14,338)
Trade accounts payable and accrued expenses	(8,059)	(9,681)
Taxes payable	7,068	25,488
Labor liabilities	(1,076)	(447)
Other liabilities	61	(7)
Contract assets and liabilities	(8,029)	12,425
Related parties	717	664
CASH PROVIDED BY OPERATING ACTIVITIES	$33,447	$43,063

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(306)	(134)
Acquisition of property and equipment	(9,886)	(15,554)
CASH USED IN INVESTING ACTIVITIES	$(10,192)	$(15,688)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(4,239)	(3,579)
Proceeds from debt	2,766	292
Repayments of debt	(15,213)	-
CASH USED IN FINANCING ACTIVITIES	$(16,686)	$(3,287)

Effect of exchange rate changes on cash and cash equivalents	$(196)	$778

NET INCREASE IN CASH	6,373	24,866
CASH - Beginning of period	129,508	103,672
CASH - End of period	$135,881	$128,538

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,827	$2,717
Income Tax	$14,094	$26,342

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$1,305	$4,790

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,			Twelve months ended March 31,
	2024	2023	% Change	2024	2023	% Change
Revenues by Region
United States	184,003	194,840	-5.6%	784,226	756,222	3.7%
Colombia	5,239	5,740	-8.7%	24,602	17,715	38.9%
Other Countries	3,384	2,058	64.4%	14,425	10,724	34.5%
Total Revenues by Region	192,627	202,639	-4.9%	823,253	784,661	4.9%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended March 31,			Twelve months ended March 31,
	2024	2023	% Change	2024	2023	% Change

Total Revenues with Foreign Currency Held Neutral	191,697	202,639	-5.4%	821,334	784,661	4.7%
Impact of changes in foreign currency	930	-		1,918	-
Total Revenues, As Reported	192,627	202,639	-4.9%	823,253	784,661	4.9%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended Mar 31,		Twelve months ended Mar 31,
	2024	2023	2024	2023

Net (loss) income	29,730	48,372	164,868	183,831
Less: Income (loss) attributable to non-controlling interest	-	(137)	(491)	(706)
(Loss) Income attributable to parent	29,730	48,235	164,377	183,125
Foreign currency transactions losses (gains)	153	1,100	(1,633)	(3,822)
Provision for bad debt	125	914	2,020	1,158
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	671	2,361	4,800	3,810
Joint Venture VA (Saint Gobain) adjustments	783	435	1,150	451
Tax impact of adjustments at statutory rate	(554)	(1,539)	(2,028)	(779)
Adjusted net (loss) income	30,908	51,506	168,686	184,621

Basic income (loss) per share	0.63	1.01	3.50	3.84
Diluted income (loss) per share	0.63	1.01	3.50	3.84
Diluted Adjusted net income (loss) per share	0.66	1.08	3.59	3.87

Diluted Weighted Average Common Shares Outstanding in thousands	46,997	47,675	46,997	47,675
Basic weighted average common shares outstanding in thousands	46,997	47,675	46,997	47,675
Diluted weighted average common shares outstanding in thousands	46,997	47,675	46,997	47,675

	Three months ended Mar 31,		Twelve months ended Mar 31,
	2024	2023	2024	2023

Net (loss) income	29,730	48,372	164,868	183,831
Less: Income (loss) attributable to non-controlling interest	-	(137)	(491)	(706)
(Loss) Income attributable to parent	29,730	48,235	164,377	183,125
Interest expense and deferred cost of financing	2,106	2,273	9,011	8,961
Income tax (benefit) provision	11,159	24,671	64,393	88,871
Depreciation & amortization	6,316	4,767	23,424	19,202
Foreign currency transactions losses (gains)	153	1,100	(1,633)	(3,822)
Provision for bad debt	125	914	2,020	1,158
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	671	2,361	4,799	3,810
Joint Venture VA (Saint Gobain) EBITDA adjustments	783	1,515	2,929	4,167
Adjusted EBITDA	51,043	85,836	269,320	306,150